SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. M. Philip Romney Vice President of Finance and Principal Accounting Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Second Quarter
and Six Month 2009 Results

Seattle, WA – July 28, 2009 – SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced results for the quarter and six months ended June 30, 2009.

For the second quarter of 2009, net income was $4.3 million or $0.20 per diluted share, compared to net income of $6.4 million or $0.30 per diluted share for the same period in 2008. Total revenue for the quarter increased 8.9% to $67.3 million versus $61.8 million in the year-earlier period. For the second quarter, net premiums earned increased 7.8% to $60.0 million compared to $55.7 million for the same period in 2008.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “The second quarter yielded positive results on several fronts. We are working diligently to reduce our expenses.  As a result, commencing this quarter, our expense ratio is now trending in the right direction. Solid franchise strength contributed to earned premium growth by nearly 8%, despite the suppressing impact of continued high unemployment and an extremely competitive insurance market. Finally, against the backdrop of a declining rate environment, we recently received approval in California--our largest premium state--for a 10.6% rate increase commencing in August for new and renewal policies.”

The net loss ratio for the second quarter of 2009 was 68.2% compared to 57.0% in the same period of 2008. During the second quarter 2009, on a pre-tax basis, the Company recognized $2.9 million of adverse development of prior years’ loss reserve estimates, compared to approximately $7.9 million of favorable development of prior years' loss reserve estimates in the second quarter of 2008.

Total underwriting expenses for the second quarter 2009 were $16.1 million compared to $17.7 million in the prior year period. The net underwriting expense ratio for the second quarter was 26.7% compared to 31.6% in the same period in 2008, primarily as a result of charges in 2008 related to the accelerated vesting of stock options and restricted stock held by the Company’s former Chief Financial Officer, Joseph S. De Vita at his unexpected death.

The net combined ratio for the second quarter of 2009 was 94.9% compared to 88.6% for the same period in 2008.

Net investment income for the second quarter of 2009 was $5.7 million compared to $5.6 million for the same period in 2008 as the Company continues to record positive cash flow from operations, offset by lower investment yields.

At June 30, 2009, SeaBright had approximately 1,360 customers, an increase of over 32% compared to the same period in 2008. At June 30, 2009, the average premium size per customer was approximately $220,000 compared to approximately $267,000 at June 30, 2008, a reflection of SeaBright’s continued geographic diversification and lower premium rates related to the decline in loss costs.

For the six months ended June 30, 2009, net income was $8.3 million or $0.39 per diluted share compared to $17.3 million or $0.82 per diluted share in the same period in 2008.  Total revenue for the period increased 6.3% to $133.9 million compared to $125.9 million for the same period in 2008.  For the six months ended June 30, 2009, net premiums earned increased 5.0% to $118.0 million compared to $112.4 million for the comparable period in 2008.

The net loss ratio was 67.2% for the six months ended June 30, 2009 compared to 54.9% in the same period in 2008.  For the six months ended June 30, 2009, on a pre-tax basis, the Company recognized $3.8 million of adverse development of prior years’ loss reserve estimates, compared to $15.9 million of favorable development recognized in the same period of 2008.

Total underwriting expenses for the six months ended June 30, 2009 were $35.9 million compared to $33.3 million in the prior year period and the net underwriting expense ratio was 30.3% compared to 29.6% in the same period in 2008.

For the six months ended June 30, 2009, the net combined ratio was 97.5% compared to 84.5% for the same period in 2008.

At June 30, 2009, the Company had $564.5 million in fixed income securities, $9.0 million in equity securities (exchange traded funds) and $0.4 million in preferred stocks. The Company regularly reviews its investment portfolio for other than temporary impairment declines in fair value considering, among other things, the underlying credit quality of any insured or uninsured bonds. The Company recorded other-than-temporary impairment charges of $0.3 million and $1.9 million in the second quarter of 2009 and 2008, respectively, related to its investment in preferred stock issued by Fannie Mae and Freddie Mac.

As of June 30, 2009, the overall credit quality of the Company’s $309.0 million fixed income municipal portfolio (including secondary insurance) stood at AA/AA-. With secondary insurance removed, the average rating of the municipal portfolio would be AA-. As of June 30, 2009, the Company had $210.4 million in insured municipal bonds with a weighted average credit rating of AA-. The underlying rating of the insured bonds was AA-. The Company also had $98.6 million in uninsured municipal bonds with a weighted average credit rating of AA/AA-.

At June 30, 2009, the Company had $7.9 million invested in collateralized mortgage obligations, $1.7 million in adjustable rate mortgages, $1.9 million in asset backed securities, and $40.3 million in commercial mortgage-backed securities, none of which were sub prime.

About SeaBright Insurance Holdings, Inc.
SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services.  SeaBright Insurance Company provides workers' compensation coverage to employers in selected regions nationwide.  To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call
The Company will host a conference call on Tuesday, July 28, 2009 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and M. Philip Romney, Vice President of Finance and Principal Accounting Officer.  The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com.  Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (888) 471-3840 (domestic) or (719) 325-2339 (international), (Passcode: 4797031). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 28, 2009, at (888) 203-1112 (domestic) or (719) 457-0820 (international), (Passcode: 4797031).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2008 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2009, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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Set forth in the tables below are summary results of operations for the three month and six month periods ended June 30, 2009 and 2008 as well as selected balance sheet data as of June 30, 2009 and December 31, 2008. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q.  The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before August 10, 2009.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
	(in thousands)
ASSETS

Fixed income securities available-for-sale, at fair value	$564,523	$522,289
Equity securities available-for-sale, at fair value	9,028	8,856
Preferred stock available-for-sale, at fair value	419	360
Cash and cash equivalents	20,059	22,872
Accrued investment income	6,199	6,054
Premiums receivable, net of allowance	13,364	16,374
Deferred premiums	179,397	163,322
Service income receivable	197	322
Reinsurance recoverable	28,392	18,544
Due from reinsurer	9,578	9,125
Receivable under adverse development cover	3,603	4,179
Prepaid reinsurance	5,547	1,619
Property and equipment, net	5,980	5,190
Federal income tax recoverable	2,602	1,671
Deferred income taxes, net	24,509	25,144
Deferred policy acquisition costs, net	25,646	23,175
Intangible assets, net	1,225	1,225
Goodwill	4,161	4,212
Other assets	6,696	8,154
Total assets	$911,125	$842,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$322,728	$292,027
Unearned premiums	175,331	155,931
Reinsurance funds withheld and balances payable	4,907	1,615
Premiums payable	4,664	6,783
Accrued expenses and other liabilities	49,684	49,518
Surplus notes	12,000	12,000
Total liabilities	569,314	517,874

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	—	—
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 21,671,409 shares at June 30, 2009 and 21,392,854 shares at December 31, 2008	217	214
Paid-in capital	202,724	200,893
Accumulated other comprehensive income (loss)	2,865	(4,009)
Retained earnings	136,005	127,715
Total stockholders’ equity	341,811	324,813
Total liabilities and stockholders’ equity	$911,125	$842,687

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands, except share and earnings per share information)
Revenue: (1)
Premiums earned	$60,029	$55,685	$118,033	$112,407
Claims service income	243	424	489	830
Other service income	47	83	111	99
Net investment income	5,651	5,557	11,298	11,281
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(258)	(1,949)	(258)	(1,949)
Less portion of losses recognized in accumulated other comprehensive income (loss)	–	–	–	–
Net impairment losses recognized in earnings	(258)	(1,949)	(258)	(1,949)
Other net realized losses recognized in earnings	(86)	(63)	(75)	(180)
Other income	1,645	2,042	4,322	3,451
	67,271	61,779	133,920	125,939
Losses and expenses:
Loss and loss adjustment expenses	41,212	32,156	79,776	62,565
Underwriting, acquisition and insurance expenses	16,090	17,678	35,884	33,324
Interest expense	152	210	326	461
Other expenses	3,310	2,366	6,828	4,353
	60,764	52,410	122,814	100,703
Income before taxes	6,507	9,369	11,106	25,236

Income tax expense	2,205	2,937	2,816	7,952
Net income	$4,302	$6,432	$8,290	$17,284

Basic earnings per share	$0.21	$0.31	$0.40	$0.85
Diluted earnings per share	$0.20	$0.30	$0.39	$0.82

Weighted average basic shares outstanding	20,724,956	20,456,084	20,670,130	20,408,153
Weighted average diluted shares outstanding	21,412,646	21,193,886	21,383,475	21,080,924

Net loss ratio (2)	68.2%	57.0%	67.2%	54.9%
Net underwriting expense ratio (3)	26.7%	31.6%	30.3%	29.6%
Net combined ratio (4)	94.9%	88.6%	97.5%	84.5%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended June 30,		Six Months Ended June 30
	2009	2008	2009	2008
	(in thousands)
Gross premiums written	$67,168	$66,254	$150,899	$129,821
Net premiums written	60,650	63,006	137,079	123,349

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.